Exhibit 3.2
BYLAWS OF
OI PARTICIPAÇÕES S.A.
CHAPTER I
CORPORATE NAME, HEADQUARTERS, PURPOSE AND DURATION
Art. 1 - Oi Participações S.A. (“Company”) is a publicly-traded company governed by these bylaws and applicable legislation.
Headquarters
Art. 2 — The Company has its headquarters and domicile in the city of Rio de Janeiro — RJ and may, by resolution adopted by the Board of Directors, open branches, agencies and offices anywhere within Brazil or abroad.
Corporate Purpose
Art. 3 — The purposes of the Company are:
I — to exercise control of companies operating public fixed telephone service in Region I referred to in the General Plan of Grants approved by Decree no. 2534 of April 2, 1998;
II — to exercise control of companies operating Personal Mobile Services in Region I referred to in the General Plan of Authorizations approved by Resolution no. 321 of September 27, 2002;
III — to exercise control of companies operating multimedia communications services;
IV — to exercise control of companies that provide telecommunications services or added-value services;
V — to carry out and encourage studies and research directed to the development of the telecommunications sector;
VI — to perform, through controlled or related companies, specialized technical services related to telecommunications;
VII — to carry out, encourage and coordinate, through controlled or related companies, the instruction and training of personnel needed in the telecommunications sector;
VIII — to carry out related activities; and
IX — to hold interests in other companies, consortiums, joint ventures and other types of associations.

Principles
Art. 4 — The organization and functioning of the Company will comply with the following principles:
I — securities issued by the Company will be traded on local and foreign equity markets, meeting the requirements imposed by law and by the institutions in those markets, such that the Company may obtain, in those markets, the financial resources required for its growth, continued competitiveness and perpetuation;
II — all shares in the Company’s capital shall be common shares;
III — at General Meetings of Shareholders, no shareholder or group of shareholders (art. 10) may cast votes in a number greater than 10% (ten percent) of the number of shares in the Company’s capital, subject to the provisions of Art. 48 §9;
IV — shareholders shall be prohibited from forming a majority in advance of General Shareholders’ Meetings through shareholders’ agreements on the exercise of voting rights that form a block of votes greater than the individual limit fixed in item III of this article; and
V — the issuing of founders’ shares shall be prohibited.
Duration
Art. 5 — The Company shall have an indefinite term of duration.
CHAPTER II
CORPORATE CAPITAL AND SHARES
Corporate Capital and Number of Shares
Art. 6 — The capital of the Company, which is fully subscribed and paid in, is R$15,000,000,000.00 (fifteen billion reais) divided into 9,899,239,158 (nine billion, eight hundred and ninety-nine million, two hundred and thirty-nine thousand and one hundred and fifty-eight) common shares without par value.
Sole Paragraph — The capital of the Company shall be divided into common shares only, the issuing of preferred shares being prohibited.
Form of Shares
Art. 7 — All shares issued by the Company shall be registered shares, held in deposit accounts in the names of their holders at a financial institution authorized by the Brazilian Securities Commission and selected by the Board of Directors.

Sole Paragraph — The institution at which the shares are deposited may charge shareholders for the cost of share registration services.
Capital Increases
Art. 8 — The capital of the Company may be increased, in the manner contemplated in art. 168 of Law 6404/76, by resolution adopted by the Board of Directors, without need for amendment of the bylaws, through the issuing of up to 2,500,000,000 (two billion, five hundred million) new common shares.
§ 1 — The Board of Directors shall fix the price and number of shares to be issued, as well as the time period and conditions for paying in the shares, but subscription of shares with payment in kind shall depend on approval of the evaluation report by the Shareholders in General Meeting, in the manner required by law.
§ 2 — Within the limits of the Company’s authorized capital, the Board of Directors may:
a) decide upon the issuing of subscription bonuses;
b) in accordance with a plan approved by the Shareholders in General Meeting, grant share purchase options to members of the management and/or employees of the Company or of a company under its control, and other natural persons who provide services to the Company or to a company under its control, and the shareholders of the Company shall not have pre-emptive rights to acquire such shares; and
c) approve capital increases through the capitalization of profits or reserves, with or without share bonuses.
Exclusion of Pre-emptive Rights
Art. 9 — The capital of the Company may be increased through the issuing of shares, without pre-emptive rights in the existing shareholders, or with a reduction of the minimum period of time stipulated in applicable legislation for the exercise of such rights, where the shares are placed:
I — through sale on the stock market or by public subscription; or
II — through an exchange of shares in a public tender offer for acquisition of control, pursuant to articles 257 to 263 of Law 6404/76; or
III — pursuant to special legislation on tax incentives.
Sole Paragraph — The provisions of this article also apply to the issuing of debentures convertible into shares and the onerous alienation of subscription bonuses.

CHAPTER III
SHAREHOLDERS
Group of Shareholders
Art. 10 — For the purposes of these Bylaws, a group of shareholders (“Shareholder Group”) shall be deemed to exist where two or more shareholders of the Company:
I — have executed a voting agreement, even when the agreement has not been filed at the headquarters of the Company;
II — if one is, directly or indirectly, a controlling shareholder or a controlled company of the other, or of the rest;
III — are companies that are directly or indirectly controlled by the same person or group of persons, whether shareholders or not;
IV — are companies, associations, foundations, cooperatives, trusts, funds, investment portfolios, universalities of rights or any other form of organization or undertaking under the same management or whose managers are companies directly or indirectly controlled by the same person or group of persons, whether shareholders or not; or
V — are linked to any of the persons referred to above, who shall be, for the purposes of these Bylaws, natural or legal persons, funds or universalities of rights which represent the same interest.
§ 1 — Investments funds with a common administrator shall only be deemed to be a Shareholder Group if, pursuant to the regulations of such funds, the common administrator has discretionary responsibility for the funds’ policy for investment and exercise of voting rights at General Shareholders’ Meetings.
§ 2 — For the purposes of these Bylaws, holders of the Company’s American Depositary Receipts shall not be deemed to be a Shareholder Group, unless such security holders fall within the terms of items I to V above.
§ 3 — In addition, without prejudice to the preceding provisions of this article, shareholders and Shareholder Groups represented by the same proxy, administrator or representative of any kind at any General Shareholders Meeting shall be deemed to be a Shareholder Group, excepting the case of (i) holders of Company’s Depositary Receipts, when represented by the corresponding Depositary Bank or (ii) proxy holders constituted pursuant to art. 126 §§2 and 3 of Law 6404/76.
§ 4 — All the signatories to a shareholders’ agreement that provides for the exercise of voting rights, whether or not such agreement has been filed at the headquarters of the Company, shall be deemed to be members of a Shareholder Group for the purposes of applying the limit on the number of votes established in article 12.

Obligation to Disclose
Art. 11 — All shareholders and Shareholder Groups are required to disclose, by notice to the Company, to the Brazilian Securities Commission (CVM) and to the stock markets on which securities issued by the Company are traded, the acquisition of shares or shareholder rights which, when added to those already possessed by the shareholder or Shareholder Group, exceed 5% of the capital of the Company, or whole multiples of the said percentage.
§ 1- The obligation provided for above shall also apply to holders of convertible debentures and subscription bonuses that confer the right to acquire shares in the quantities referred to in this article.
§ 2 — Information received by the Company from a shareholder or Shareholder Group pursuant to this article shall be communicated to the National Telecommunications Agency — Anatel, within no more than 10 (ten) days.
§ 3 — Failure to comply with this article shall subject the shareholder or shareholders to the sanction provided for in art. 13.
Voting Rights
Art. 12 — Each common share shall confer the right to one vote at General Meetings of Shareholders, but no shareholder, or Shareholder Group, may cast votes in excess of 10% of the number of shares into which the Company’s capital is divided, subject to the provisions of art. 48 §9.
Sole Paragraph — Votes which exceed the limit fixed in this article shall not be counted at General Shareholders’ Meetings.
Suspension of Shareholder Rights
Art. 13 — The Shareholders in General Meeting may suspend the exercise of the rights, including voting rights, of any shareholder which fails to comply with any obligation imposed by Law 6404/76, regulations issued pursuant to that legislation, or these Bylaws.
§ 1- Suspension of rights may be decided at any General Meeting of Shareholders, either ordinary or extraordinary, provided the matter is included on the agenda for the meeting.
§ 2- Shareholders representing at least 5% of the capital of the Company may call a General Shareholders’ Meeting when the Board of Directors fails to do so within a period of eight days after receiving a request to that effect from the said shareholders, advising the Board of Directors of failure to comply with the obligation and the identity of the non-complying shareholder.
§ 3- Where a shareholders’ political rights are suspended by resolution adopted by the Shareholders in General Meeting, the Shareholders shall, at the same meeting,

determine the extent of the suspension, among other matters, but in no event shall the rights of inspection and to request information guaranteed to shareholders by applicable legislation be suspended.
§ 4- The suspension of rights shall terminate immediately upon compliance with the obligation.
Barring of Shareholder
Art. 14 — Any shareholder which adopts conduct that results, directly or indirectly, in the Company being impeded from operating, directly or indirectly, telecommunications services granted by concession or authorization, for violation of Brazilian telecommunications legislation or regulations issued pursuant thereto, shall be barred from voting on the matters that gave rise to the impediment, and from participating, at all decision-making levels, in deliberations on such matters.
Shareholders’ Agreements
Art. 15 — The Company shall not accept for filing at its headquarters any shareholders’ agreement on voting rights whose provisions conflict with these Bylaws.
CHAPTER IV
GENERAL MEETINGS OF SHAREHOLDERS
Powers
Art. 16 - The Shareholders in General Meeting shall have exclusive powers:
I — to amend the Bylaws and decide on participation in corporate groups;
II — to elect and remove the members of the Board of Directors;
III — to elect and remove the members of the Fiscal Council and to fix their remuneration;
IV — to fix the global annual remuneration for the officers and directors of the Company and of the members of the Committees of the Board of Directors;
V — to receive, annually, the management’s accounts and to decide on the financial statements presented by management;
VI — to authorize the issuing of debentures convertible into shares, and the Shareholders may delegate to the Board of Directors the power to decide upon (i) the timing of the issue, the terms and conditions for maturity of the debentures and their amortization and redemption; (ii) the terms and conditions for payment of interest, shares in profits and reimbursement premiums, if any, and (iii) the manner of subscription or placement, and the type of debentures;

VII — to suspend the exercise of rights by shareholders, pursuant to arts. 13 and 14, in which case the interested party shall be barred from voting on such resolution;
VIII — decide upon the evaluation of property to be paid into the capital of the Company by subscribers of shares;
IX — to decide upon the transformation, merger and corporate split of the Company, and its dissolution and liquidation, with powers to elect and remove the liquidators and to approve their accounts;
X — to authorize the management of the Company to confess bankruptcy, to apply for judicial reorganization, or to propose a plan for extrajudicial reorganization;
XI — to approve plans for grant of share purchase options to officers, directors and employees of the Company or of a company under its control, or to natural persons who provide services to the Company or a controlled company (art. 8 § 2 (b));
XII — to approve the payment of shares in profits to the officers, directors and/or employees of the Company, subject to the limits imposed by applicable legislation and considering the Company’s human resources policy;
XIII — to decide upon proposals for allocation of profits and distribution of dividends presented by the Company’s management, provided always that the Board of Directors shall have the power to declare intermediate dividends;
XIV — to decide upon any proposal for the Company’s exit from the Novo Mercado of the São Paulo Stock Exchange (“BOVESPA”);
XV — to select the specialized firm to be responsible for evaluation of the Company and preparation of the evaluation report in the event that the Company’s registration as a publicly-held company is cancelled, or the Company exits the Novo Mercado, in the manner provided for in Chapter IX;
XVI — to authorize the Company to enter into indemnity agreements with those members of the Board of Directors and Officers on whom liability may be imposed by reason of acts arising from the exercise of management powers, including submission of documents required by private and public agencies, especially Anatel, CVM and BOVESPA, and Form 20-F to the Securities and Exchange Commission (“SEC”);
XVII — to authorize the Company to participate in other companies, consortiums, joint ventures or other forms of association whose activities are not related to the telecommunications sector.
Sole Paragraph — Amendments to this Article and to Articles 4 (III) and (IV), 10, 11, 12, 14, 15, 22, 25 caput and §§4 and 5, 29, 30 (sole paragraph), 47 and 48 caput of these Bylaws shall become effective only after approval by Anatel.
Call to Meetings

Art. 17 — General Shareholders’ Meetings shall be called by the Board of Directors or, in the cases provided for by applicable legislation, by shareholders or the Fiscal Council. The first call shall be made at least 30 days in advance of the meeting, counted from the first publication of the notice of call; if the meeting is not held, a notice of second call shall be published at least 15 days in advance.
Sole Paragraph — The Company shall keep a list, updated at least quarterly, with the names and address of the Company’s 5000 (five thousand) largest shareholders, in order of the size of their shareholding, so as to permit the Company to meet disclosure requests made pursuant to applicable law and CVM regulations. Such list shall be made available by the Company within 48 (forty-eight) hours of request by a shareholder.
Proof of Status and Representation
Art. 18 — The persons present at a General Shareholders’ Meeting shall prove that they are shareholders by producing a suitable document to establish their identity, or shall deposit with the Company, at least 48 hours prior to the time at which the meeting is to begin, proof of registration issued by the financial institution with which the shares are deposited or in custody pursuant to art. 41 of Law 6404/76.
§ 1- The Company shall waive production of proof of registration by holders of registered shares whose names appear on the list provided by the depositary financial institution.
§ 2- A shareholder may be represented at General Shareholders’ Meetings by proxy constituted pursuant to art. 126 §1 of Law 6404/76, provided that the proxy instrument has been deposited at the headquarters of the Company at least 48 hours prior to the time at which the meeting is to begin.
Quorum for Doing Business
Art. 19 — The quorum for doing business at General Shareholders’ Meetings shall be shareholders representing at least 25% of the Company’s capital at first call, except where the law imposes a higher quorum; at second call, the quorum shall be any number of shareholders, subject to the provisions of art. 47 §3 of these Bylaws.
Book of Attendance at Shareholders’ Meetings
Art. 20 — Prior to commencement of General Shareholders’ Meetings, the shareholders present at the meeting shall sign the “Book of Attendance”, stating their name, residence and the number of shares held.
§ 1- The list of shareholders present at the meeting shall be closed by the Chairman of the meeting, immediately after the meeting commences.
§ 2- Shareholders who attend at the meeting after the list has been closed may participate in the meeting, but shall not have the right to vote on any corporate resolution.

Chairman and Secretary
Art. 21 — The work of General Shareholders’ Meetings shall be directed by a panel presided over by the Chairman of the Board of Directors or, in his absence or impediment, by the Vice-Chairman of the Board of Directors or, in the event of the absence or impediment of them both, by a shareholder elected from among those present at the meeting.
§ 1- The Secretary of the meeting shall be designed by the Chairman of the panel.
§ 2- The Investor Relations Officer or a person designated by him shall be present at the meeting to provide any clarification or information that may be requested by the shareholders or the panel on matters contained in the agenda for the meeting that fall within the scope of the duties attributed to him by these Bylaws (art. 45). Nevertheless, the Chairman of the meeting alone shall decide any question concerning the number of votes belonging to each shareholder, subject to the rules established in these Bylaws; the Chairman’s decision may be appealed to the Shareholders in General Meeting, in which case the interested party shall not be permitted to vote on any resolution adopted by the Shareholders in General Meeting.
Voting
Art. 22 — Votes cast at General Shareholders’ Meetings shall be calculated in compliance with the limits on voting established in art. 12.
Sole paragraph — Except where otherwise provided by applicable legislation or by these Bylaws, resolutions at a General Shareholders’ Meeting shall be adopted by an absolute majority of votes cast, excluding those cast in blank.
CHAPTER V
MANAGEMENT OF THE COMPANY
Management Bodies
Art. 23 — The bodies of the Company’s management are the Board of Directors and the Board of Officers.
Sole Paragraph — The Board of Directors is a collegiate deliberative body; the Company is represented exclusively by its Officers.
SECTION I
BOARD OF DIRECTORS
Composition

Art. 24 — The Board of Directors shall be composed of 11 effective members and their respective alternates, all of whom shall be elected by the Shareholders in General Meeting for a unified term of two years, re-election being permitted.
§ 1- The Chief Executive Officer of the Company, or the Officer designated to replace him, shall take part in all meetings of the Board of Directors.
§ 2- A majority of the directors shall be formed by Independent Directors within the definition contained in the Novo Mercado Listing Regulations.
§3- Each term of the Board of Directors shall end on the date that the second Ordinary General Meeting of Shareholders following the election of the members of the Board of Directors is held.
Requirements and Impediments
Art. 25 — Subject to articles 146 and 147 of Law 6404/76, the members of the Board of Directors shall be of unblemished reputation. Saving dispensation granted by the Shareholders in General Meeting, no person shall be elected to the Board of Directors who (a) occupies a position in any company that could be considered to be a competitor of the Company or (b) has or represents an interest that conflicts with that of the Company; likewise, no person may be elected as a member of the Board of Directors of the Company who exercises a function or occupies a position that could represent a violation of Brazilian telecommunications legislation or regulations issued pursuant thereto.
§ 1- Any vote cast by a shareholder to elect, as member of the Board of Directors, a person who does not meet the requirements set out in this article shall be deemed to be abusive, for the purposes of art. 115 of Law 6404/76.
§ 2- No member of the Board of Directors shall have access to information, take part in meetings of the Board of Directors or vote on matters in which he has or represents an interest that conflicts with those of the Company.
§ 3- If any shareholder wishes to propose, as candidates for the positions of effective and alternate member of the Board of Directors, persons who are not already members of the Board of Directors, the shareholder shall give written notice to the Company, at least 15 days prior to the General Shareholders’ Meeting, informing the Company of the name, particulars and professional curriculum vitae of each candidate, accompanied by a statement signed by the candidates, declaring that they are willing to stand for election; the Company shall publish, at least eight days prior to the date of the General Shareholders’ Meeting, a notice informing the shareholders of the place where they may obtain a list of all candidates proposed pursuant to this paragraph and a copy of their particulars and professional curriculum vitae.
§ 4- The Company shall send to Anatel, within no more than 10 days from receipt, the information and documents concerning candidates for effective and alternate members of the Board of Directors referred to in §3 of this article 25.

§5- The Company shall also send to Anatel a copy of the minutes of the General Shareholders’ Meeting at which the members of the Board of Directors were elected, within no more that 10 days from the holding of the meeting.
Election by Slate
ART. 26 — Subject to the provisions of art. 27, members of the Board of Directors shall be elected by slate, and voting on individual candidates shall be prohibited.
§ 1- A slate composed of the effective members of the Board of Directors then in office, together with their alternates, shall always be proposed for re-election at the motion of the Board of Directors, subject to the following rules:
a) if any current member of the Board does not form part of the slate, by choice or by reason of impediment, the Board of Directors shall fill his position on the slate;
b) the management of the Company shall, at least 30 days prior to the date appointed for the General Shareholders’ Meeting, send to the Stock Exchange, insert on a website and keep available to shareholders a document with the names, particulars and curriculum vitae of the candidates for effective and alternate members forming the slate referred to in this paragraph.
§ 2- Any shareholder or group of shareholders may put forward another slate for election to the Board of Directors, subject to the following rules:
a) the proposal shall be notified in writing to the Company at least 15 days prior to the date for which the General Shareholders’ Meeting is called, and no shareholder or group of shareholders may present more than one slate;
b) the notice shall contain, in addition to the information and documents referred to in art. 25§3, the identification of the members and their alternates;
c) at least eight days prior to the date for which the General Shareholders’ Meeting is called, the management of the Company shall publish a notice, which shall also be inserted on a website, communicating the name, particulars and curriculum of the candidates for members and alternates of each slate and the place at which shareholders may obtain a copy of the proposed slates.
§ 3- The same person may form part of more than one slate, including the slate referred to in §1.
§ 4- Each shareholder may vote only for one slate; votes shall be calculated in compliance with the limits provided for in art. 12 and the candidates on the slate that receives the greatest number of votes at the General Shareholders’ Meeting shall be declared to have been elected.
Election by Cumulative Voting

Art. 27 — Shareholders representing at least 5% of the Company’s capital may request the adoption of a cumulative voting process for the election of the members of the Board of Directors and their alternates, by written communication to the Company sent at least 48 hours in advance of the date for which the General Shareholders’ Meeting is called.
§ 1- The Company shall, immediately upon receiving the request, communicate through its investor relations website that the election shall be by cumulative voting.
§ 2- Upon declaring the General Shareholders’ Meeting open, the Chairman shall cause to be calculated the number of votes required to elect a member of the Board of Directors, based on the quantity of shares held by the shareholders that have signed the Book of Attendance.
§ 3- The following shall be candidates for effective and alternate members of the Board of Directors:
a) the members of the slates referred to in art. 26 §1 and §2; and
b) candidates and their alternates who are not members of the Board of Directors and who have been proposed by a shareholder pursuant to art. 25 §3.
§ 4- Subject to the limit established in art. 12, each share shall have as many votes as there are members of the Board of Directors and each shareholder shall have the right to cast all votes for a single candidate and alternate or to distribute the votes among various candidates and their respective alternates; and the candidates and their respective alternates who receive the largest number of votes shall be declared to have been elected.
§ 5- Where a position is not filled by reason of a tie, a new vote shall be held, following the same process, but adjusting the number of votes to be cast by each shareholder in function of the number of positions to be filled.
§ 6- Whenever an election is held by cumulative voting, the removal of any member of the Board of Directors by the Shareholders in General Meeting shall result in the removal of the remaining members, and a new election shall be held; where a vacancy occurs for any other reason, and there is no alternate to fill it, a new Board of Directors shall be elected at the next following General Shareholders’ Meeting.
§ 7- Art. 141 §4 of Law 6404/76 shall apply only if the Company has a controlling shareholder, as defined in art. 116 of Law 6404/76.
Chairman of the Board
Art. 28 — The Board of Directors shall have a Chairman and Vice-Chairman, chosen by the Shareholders in General Meeting immediately after the election of the members of the Board of Directors.
Investiture in Office

Art. 29 — The directors shall be invested in office upon signing an Instrument of Investiture in office drawn up in the Book of Minutes of Meetings of the Board of Directors, and the Statement of Consent by Administrators (Termo de Anuência dos Administradores) provided for under the Novo Mercado Listing Regulations.
§ 1- The Instrument of Investiture shall contain express reference to the requirements and impediments contemplated in art. 25 of these Bylaws.
§ 2 The directors shall sign, at the time of their investiture, the Company’s Conduct and Transparency Code;
Replacement
Art. 30 — Members of the Board of Directors shall be replaced, either temporarily or by reason of vacancy, in the following manner:
I — in the event an effective member becomes subject to an impediment, his alternate shall replace him until the impediment ceases;
II — in the event of a vacancy in the position of an effective member, his alternate shall assume the position until the next following General Shareholders’ Meeting, at which his replacement shall be elected;
III — in the event of vacancies, either simultaneous or successive, in the position of an effective member and his alternate, the remaining members of the Board of Directors shall appoint a temporary replacement, who shall serve until the next following General Shareholders’ Meeting, at which replacements shall be elected;
IV — in the event of temporary absence or impediment of the Chairman of the Board, his duties shall be carried out on a temporary basis by the Vice-Chairman; and
V — in the event that the position of the Chairman of the Board of Directors becomes vacant, the Vice-Chairman shall assume the chairmanship on an interim basis until the next following General Shareholders’ Meeting, at which a new Chairman shall be elected.
Sole Paragraph — The replacement of any member of the Board of Directors of the Company shall be communicated to Anatel within no more than 10 (ten) days.
Powers and Duties of the Board
ART. 31 — The Board of Directors shall have powers:
I — to fix the general business policy of the Company and to monitor its execution;
II — to call General Shareholders’ Meetings;
III — to approve and submit to the Shareholders in General Meeting the Company’s financial statements and Management’s Report, including the consolidated financial statements;

IV — to elect and remove, at any time, the Officers of the Company, and establish their duties and powers, subject to the provisions of applicable law and these Bylaws;
V — to supervise and inspect the Officers’ management of the Company, to examine, at any time, the books of the Company, and to request information on contracts entered into or about to be entered into by the Company and on any other acts and instruments;
VI — to select and remove the independent auditors;
VII — to approve and amend the Internal Regulations of the Board of Directors;
VIII — to establish the place of the Company’s headquarters and to create and extinguish branches, agencies, departments and representation offices in any place within or outside Brazil;
IX — to issue instructions on the votes to be cast by the Company’s representative at general meetings of the shareholders of companies in which the Company holds an interest;
X — to submit to the Shareholders in General Meeting the proposed allocation of net profits for the year;
XI — to authorize:
a) the acquisition of interests in companies that provided telecommunications and related services, and the increase of interests in controlled or related companies, in Brazil or abroad (subject to the provisions of 256 of Law 6404/76);
b) associations and the entering into of shareholders’ agreements by the Company;
c) the acquisition of shares issued by the Company, to be cancelled or kept in treasury for later alienation;
XII — to approve investments that share the same nature which exceed R$30,000,000.00 (thirty million reais), when not provided for in the Company’s annual budget;
XIII — to approve any loan, financing, issuing or cancellation of simple debentures, or grant of real or personal security by the Company to its controlled companies in an amount greater than R$30,000,000.00 (thirty million reais), excepting transactions between the Company and its controlled companies Tele Norte Leste Participações S.A., Telemar Norte Leste S.A. and TNL PCS S.A.;
XIV — to authorize the entering into of contracts of any kind, including settlements and waivers of rights, that would result in the creation of obligations for the Company or represent amounts in excess of R$30,000,000.00 (thirty million reais), which are not provided for in the Company’s budget;

XV — to authorize the Board of Officers to acquire, dispose of and create real security or liens of any kind on the fixed assets of the Company, in amounts that represent liability equal to or greater than R$30,000,000.00 (thirty million reais), when not provided for in the Company’s budget;
XVI — to propose criteria for the remuneration of the directors and officers of the Company and of the directors and officers and members of the Fiscal Council of the Company’s controlled companies;
XVII — to authorize the Company to give security in favor of its controlled companies;
XVIII — to approve extraordinary contributions to private pension funds sponsored by companies controlled by the Company;
XIX — to approve and amend the Company’s annual budget and the business goals and strategies forecast for the subsequent period; and
XX — to perform such other functions and decide such other matters as do not fall within the powers of the Shareholders in General Meeting, as defined in these Bylaws or in Law 6404/76.
§ 1 — Members of the Board of Officers may be removed only with the affirmative vote of an absolute majority of the members of the Board of Directors.
§ 2- Subject to the maximum established by the Shareholders in General Meeting, the Board of Directors shall determine the remuneration of each of its members, of each member of its Committees (art. 32), if there is any such Committee, and of each Officer of the Company, taking into consideration the responsibilities, the time dedicated to duties, the competence, the professional reputation and the market value of the services of the person in question.
§ 3- In addition to the other powers and duties provided for in these Bylaws, the Chairman shall call and preside over meetings of the Board of Directors.
§4- In the cases contemplated in items XII to XV of this article, with the exception of transactions between the Company and its controlled companies Tele Norte Leste Participações S.A., Telemar Norte Leste S/.A. and TNL PCS S/.A., the R$30,000,000.00 limit established in such items shall be cumulative with respect to transactions of the same nature that are entered into in the same year, where the amounts involved in the individual transactions are less than the limit.
Committees of the Board of Directors
Art. 32 — The Board of Administration may create Advisory Committees to the management of the Company, with specific and restricted objectives and for a limited term of duration, appointing the members of the Committee.
Sole paragraph — Employees and Officers of the Company may not be appointed to Committees.

Meetings of the Board of Directors
Art. 33 — The Board of Directors shall meet ordinarily each month, according to a schedule to be disclosed by the Chairman in the first month of each fiscal year, and shall hold extraordinary meetings whenever necessary. Meetings shall be called by the Chairman of the Board of Directors or, in his absence, by the Vice-Chairman. Meetings may also be called by any two (2) members of the Board of Directors.
§ 1 — Directors shall be given personal written notice of meetings, at least five business days in advance, by letter, telegram, fax, e-mail or other means that permit proof of receipt of the notice by its addressee.
§ 2 — The notice of meeting shall be accompanied by a list of the matters to be considered at the meeting, and by all supporting documents that may be necessary.
§ 3 — Meetings of the Board of Directors shall do business only with the presence of a majority of the members; a Director shall be deemed to be present at a meeting if he takes part by telephone conference call or other means that permit identification of the Director and simultaneous communication with all other persons present at the meeting. Directors who take part in meetings in the manner contemplated in this paragraph shall sign the minutes of the meeting after it has been held.
§ 4 — Notice of Meetings of the Board of Directors may be dispensed with if all members are present at the meeting.
§ 5 — Subject to the exceptions expressly provided for in these Bylaws, decisions by the Board of Directors shall be taken by the favorable vote of a majority of Directors present at the meeting.
SECTION II
BOARD OF OFFICERS
Composition
Art. 34 — The Board of Officers shall be composed of at least two and no more than six members, one of whom shall be the Chief Executive Officer, one the Chief Financial Officer and the rest of the Officers not assigned to any specific function, all with a term of office of two years, re-election being permitted. The designations and functions of each Officer shall be established by the Board of Directors, which shall appoint an Officer to exercise the duties of Investor Relations Officer.
§ 1 — The Officers shall be invested in office upon signing an instrument of investiture in the Book of Minutes of the Meetings of the Board of Officers and the Statement of Consent by Administrators (Termo de Anuência dos Administradores) provided for under the Novo Mercado Listing Regulations.

§ 2- In case of impediment or absence of the Chief Executive Officer, he shall be replaced by an Officer appointed by him to exercise the function of Chief Executive Officer in addition to the Officer’s other functions.
§ 3- In the event of a vacancy in the position of Chief Executive Officer, the Chairman of the Board of Directors shall appoint one of the remaining Officers to exercise the office of Chief Executive Officer on an interim basis, until the next following meeting of the Board of Directors, at which a new Chief Executive Officer shall be appointed.
§ 4- In case of impediment or absence of any other Officer, he shall be replaced by another Officer chosen by the Chief Executive Officer.
§ 5- In the event of a vacancy in the position of any Officer other than the Chief Executive Officer, the Chief Executive Officer shall appoint one of the remaining Officers to exercise the vacant office on an interim basis, in addition to his own functions, until the following meeting of the Board of Directors.
§ 6- An Officer who replaces the Chief Executive Officer or any other Officer pursuant to this article shall not be entitled to any additional remuneration.
§ 7- The Board of Officers shall remain in office until the newly elected Officers are invested.
§ 8 — The Officers shall sign, at the time of their investiture, the Company’s Conduct and Transparency Code.
Powers and Duties of the Officers
Art. 35 — The Officers shall carry out and cause to be carried out these Bylaws, resolutions adopted by the Board of Directors and the Shareholders in General Meeting and shall perform, within the powers and duties attributed to them, all acts required for the proper functioning of the Company.
§ 1- The Chief Executive Officer shall:
a) call and preside over meetings of the Board of Officers;
b) propose the composition of the Board of Officers to the Board of Directors;
c) propose the distribution of functions among the remaining Officers to the Board of Directors;
d) orient and coordinate the performance of the other Officers’ duties;
e) direct activities related to general planning for the Company and its controlled companies;

f) keep the members of the Board of Directors informed of the activities and status of the Company’s operations; and
g) perform such other functions as are attributed to him by the Board of Directors.
§ 2- The other Officers shall support and assist the Chief Executive Officer in the management of the Company’s business and, under his orientation and coordination, shall carry out the functions attributed to them by the Board of Directors.
Meetings of the Board of Officers
Art. 36 — The Board of Officers, as a collegiate body, shall have the following attributions:
I — to establish specific policies and directives arising out of the general orientation for the Company’s business fixed by the Board of Directors;
II — to prepare the budget, the manner in which it shall be carried out and the general plans for the Company, submitting them for approval by the Board of Directors;
III — to present to the Board of Directors proposals by controlled companies on general directives for organization, market development, investment plans and budgets;
IV — to make periodic presentations to the Board of Directors on the general progress of the Company’s business;
V — to approve the agenda of proposals by the Company and its controlled companies for negotiation with the regulatory agency;
VI — to submit to the Board of Directors proposals for the sale of fixed assets of the Company;
VII — to present to the Board of Directors the proposed Regulations of the Company and its organizational structure;
VIII — to review the Company’s General Balance Sheet, other financial statements and Annual Report, as well as the proposed allocation of profits, submitting them to the Fiscal Council, the Independent Auditors and the Board of Directors;
IX — to decide such other matters that the Board of Officers judges to be within its powers as a collective body or that have been attributed to it by the Board of Directors; and
X — to appoint representatives to the deliberative bodies of private pension funds sponsored by companies controlled by the Company, after names of such representatives have been confirmed by the Board of Directors.
Art. 37 — The Board of Directors shall meet whenever called by the Chief Executive Officer, upon at least two business days’ notice.

§ 1 — The quorum for doing business at meetings of the Board of Directors is the presence of a majority of officers then in office, and decisions shall be taken by the favorable vote of a majority of Officers present at the meeting.
§ 2- To the extent applicable, the rules established under article 33 shall extend to the Board of Officers.
Representation of the Company
Art. 38 — With the exception of the cases provided for in this article, the Company validly assumes obligations whenever represented by two members of the Board of Officers, by the signature of one member of the Board of Officers together with the signature of one attorney-in-fact, or by two attorneys-in-fact, within the limits of their respective mandates.
§ 1- All acts for which the prior authorization of the Board of Directors is required under these Bylaws shall be valid only if such prior authorization has been given.
§ 2- The Company may be represented by a single Officer or attorney-in-fact for the following acts:
I — the receiving of acquittance for amounts owed by the Company;
II — the issue, negotiation, endorsement and discounting of trade acceptances (duplicata) related to sales by the Company;
III — the signing of correspondence that does not create obligations for the Company;
IV — representation of the Company at meetings of partners or shareholders of companies in which the Company holds an interest;
V — representation of the Company before the courts, except in acts that would result in the waiver of rights; and
VI — the performance of routine acts of management, including acts performed before government departments, mixed economy companies, boards of trade, the Labor Courts, the National Social Security Institute (INSS), the Severance Guarantee Fund (FGTS) and the banks in which FGTS deposits are made, and others of the same nature.
§ 3- The Board of Directors may authorize the performance of specific acts in which the Company shall be bound by the signature of a single Officer or properly constituted attorney-in-fact, and may establish the scope of powers within which a single representative may act.
§ 4- The following rules shall be complied with in the appointment of attorneys-in-fact:

I — all powers of attorney shall be granted by two Officers and the instrument of power of attorney shall define the powers granted and the term of duration, except in the case of the grant of powers ad judicia, which may be for an indefinite term; and
II — where the power of attorney contemplates the performance of an act that requires the prior authorization of the Board of Directors, the power of attorney shall be granted only after such authorization has been obtained, and the authorization shall be mentioned in the instrument of power of attorney.
CHAPTER VI
FISCAL COUNCIL
Composition
Art. 39 — The Fiscal Council of the Company shall function on a permanent basis and shall be composed of three effective members and an equal number of alternates, who may but need not be shareholders, all resident in Brazil and elected by the Shareholders in General Meeting, with the powers and duties attributed by law.
§ 1 — To the extent they are compatible with the rules under this article, the rules established in article 26 for the election of members of the Board of Directors of the Company shall apply to the election of the members of the Fiscal Council; the Fiscal Council shall always propose for re-election a slate composed of its current members.
§ 2 — Should the Company be under the control of a controlling shareholder, within the meaning of applicable legislation, the minority shareholders shall have the right to elect one member and his alternate in a separate vote, if the minority shareholders represent, in aggregate, 10% or more of the Company’s shares.
§ 3 — The remuneration of the members of the Fiscal Council shall be fixed at the General Shareholders’ Meeting at which they are elected, subject to legal requirements and limits and taking into consideration their experience, education and reputation.
§ 4 — The members of the Fiscal Council shall sign, at the time of their investiture, the Company’s Conduct and Transparency Code.
§ 5 — Members of the Fiscal Council shall be invested in office only after signing the Statement of Consent by Administrators (Termo de Anuência dos Administradores) provided for under the Novo Mercado Listing Regulations.
Meetings
Art. 40 — The Fiscal Council shall have an ordinary meeting once in each calendar quarter, to examine the interim balance sheet and other financial statements prepared periodically by the Company, and shall hold extraordinary meetings whenever called by the Chairman of the Council, at his own initiative or at the request of any of the members.
§ 1 — Extraordinary meetings shall be called by written notice containing the place, date, time and agenda for the meeting.
§ 2 — The quorum for doing business at meetings of the Fiscal Council shall be the presence of a majority of its members or their alternates, and decisions of the Council shall be taken by the favorable vote of a majority of the members, or their alternates, present at the meeting.
§3 — The term of office of the members of the Fiscal Council shall end at the General Shareholders’ Meeting next following their election.
Attributions
Art. 41 — The Fiscal Council shall approve internal regulations for the implementation of the provisions concerning the Fiscal Council under applicable legislation and these Bylaws and to establish the manner in which the Chairman of the Fiscal Council shall be elected.
§ 1 — The Chairman of the Fiscal Council shall transmit to all the members of the Council communications received from the management of the Company and its independent auditors and shall remit to the management of the Company requests received from the members of the Council.
§ 2 — The members of the Fiscal Council shall carry out their functions exclusively in the interest of the Company, even where they have been elected by a group of shareholders.
§ 3 — The Fiscal Council may, by reasoned decision based on the illegality of the act, refuse to transmit requests for information, clarification, special financial statements and the verification of specific facts.
CHAPTER VII
FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS
Fiscal Year and Financial Statements
Art. 42 — The fiscal year begins on January 1st and ends on December 31st of each year.
§ 1 — At the end of each fiscal year, the Board of Officers shall cause to be prepared, subject to applicable legal requirements, the following financial statements:
I — the balance sheet;

II — statements of changes in net equity;
III — statement of results for the year;
IV — statement of origin and use of funds; and
V — cash flow statement.
§ 2 — Together with the financial statements for the year, the Board of Directors shall present to the Shareholders in General Meeting a proposal for the allocation of the net profits of the Company, in conformity with the provisions of these Bylaws and applicable legislation.
Mandatory Dividend
Art. 43 — The shareholders shall have the right to receive in each year, as mandatory dividend, 25% of the net profits for the year, adjusted in accordance with the following rules:
I — the net profit for the year shall be increased or decreased by the following amounts:
a) the amount allocated to the constitution of the legal reserve, and
b) the amount allocated to the formation of a reserve for contingent liabilities, and the reversion of such reserves formed in prior years;
II — payment of the dividend determined pursuant to the introductory paragraph of this article may be limited to the amount of net profits that were realized in the year, provided that the difference is recorded in a realizable profits reserve;
III — the profits recorded in the realizable profits reserve, when realized and if not absorbed by losses in subsequent years, shall be added to the first dividend declared after their realization.
§ 1 — The dividend provided for in this article shall not be mandatory in any fiscal year in which the Board of Directors informs the Shareholders in Ordinary General Meeting that payment of the dividend would be incompatible with the financial situation of the Company; the Fiscal Council shall give an opinion on the matter and the management of the Company shall send to the CVM, within the five days following the Ordinary General Meeting of Shareholders, a document justifying the conclusion that the financial situation of the Company does not permit payment of the mandatory dividend.
§ 2 — Profits which, pursuant to §1, are not distributed shall be recorded as a special reserve and, if they are not absorbed by losses in subsequent years, shall be paid as a dividend as soon as the Company’s financial situation permits.
§ 3 — The Board of Directors may pay or credit, in each fiscal year, subject to confirmation at the Ordinary General Shareholders’ Meeting which considers the financial statements for the year, interest on the Company’s capital, pursuant to income tax legislation.
§ 4 — Interest on the Company’s capital shall be imputed to the amount of dividends declared by the Company.
Investment Reserve and Working Capital
Art. 44 — The Company shall maintain an Investment Reserve to which up to 75% of the adjusted net profits for the year may be allocated, at the recommendation of the Board of Directors, for the purpose of: (i) ensuring availability of funds for investment in fixed assets, without prejudice to retention of profits pursuant to art. 196 of Law 6404/76; and (ii) reinforcement of working capital, provided however that the Investment Reserve may also be used (iii) for redemption, reimbursement or acquisition of shares issued by the Company.
§ 1 — Subject to the limit imposed by law, the reserve may not exceed 80% of the Company’s capital.
§ 2 — The Shareholders in General Meeting, at the Board of Directors’ recommendation, may at any time distribute dividends on account of the reserve referred to in this article or allocate the balance of the reserve, in whole or in part, to increase the Company’s capital, with or without a stock dividend.
Interim Dividends
Art. 45 — The Board of Directors may approve the drawing up of a half-yearly balance sheet and declare interim dividends, and may cause balance sheets to be drawn up and declare dividends for lesser periods, provided that the total dividends paid in each half of the fiscal year do not exceed the Company’s capital reserves.
Sole Paragraph — The Board of Directors may also declare dividends on account of accumulated profits or profit reserves shown on the most recent yearly or half-yearly balance sheet.
Profit Sharing
Art. 46 — The Shareholders in General Meeting may grant a share in profits to the members of the Company’s management, subject to the limits imposed by law.
§ 1 — Shares in profits shall be paid only in those years in which the mandatory dividend referred to in art. 43 is paid to the shareholders.
§ 2 — Whenever the Company pays interim dividends based on profits shown on a half-yearly balance sheet, and the interim dividend is equal to or greater than 25% of the net profits for the period, as calculated pursuant to article 43, the Board of Directors may, subject to confirmation by the Shareholders in General Meeting, approve payment of a share in the profits for the half-year to the members of the Company’s management.
CHAPTER VIII
PROTECTION MECHANISMS
Monitoring of Shareholdings in the Company
Art. 47 — In addition to the provisions of article 11, and without prejudice to the other provisions of these Bylaws, the Company may, through the Investor Relations Officer, monitor changes in shareholdings in the Company, with a view to preventing violation of these Bylaws and, where applicable, reporting any violation pursuant to §1 below, and recommending to the Shareholders in General Meeting application of the penalties provided for in article 13 of these Bylaws.
§ 1 — In the event that the Investor Relations Officer identifies, at any time, a violation of any of the restrictions as to the number of shares to be held by a single shareholder or Shareholder Group, he shall, within no more than 30 days, communicate that information (i) to the Chairman of the Board of Directors; (ii) to the Chief Executive Officers; (iii) to the members of the Fiscal Council; (iv) to BOVESPA; (v) to the CVM; (vi) to the US Securities and Exchange Commission (SEC) and (vii) to Anatel and (viii) shall include the information on the Company’s website.
§ 2 — The Investor Relations Officer may, at his own initiative or upon request by Anatel, require the shareholders or Shareholder Groups of the Company to inform him of their shareholdings, direct and/or indirect, the composition of their direct and/or indirect control block, and, if applicable, any business or corporate group, de facto or de jure, of which they are a part.
Public Tender Offer in cases of Acquisition of a Substantial Interest and Sale of Control
Art. 48 — Any shareholder or Shareholder Group that, for any reason, acquires or becomes the holder of (i) more than 19.9% of the total shares issued by the Company or (ii) other rights, including other shareholder rights, over shares issued by the Company that represent more than 19.9% of its capital (the “Acquiring Shareholder”) shall, within no more than 15 days from the date on which the Acquiring Shareholder acquired or came to hold shares or rights in excess of the limit stipulated in this article, submit to Anatel a request to make a public tender offer for the whole of the shares issued by the Company, in conformity with applicable regulations, BOVESPA rules and regulations and the terms of this article.
§ 1 — If the request is accepted by Anatel, the Acquiring Shareholder shall make the tender offer within a period of 60 days from the date of approval, proceeding in the manner described in this article. If the request is denied, the Acquiring Shareholder shall, within a period of 30 days from notice of the denial, dispose of all shares that exceed the limit established above.
§ 2 — The Acquiring Shareholder shall send to the Chief Executive Officer of the Company a copy of all documents related to the request to make a public tender offer which the Acquiring Shareholder delivers to, or receives from, Anatel.
§ 3 — During the period of time between the request to make a public tender offer and Anatel’s response, either positive or negative, the Acquiring Shareholder shall not acquire or dispose of any shares, or securities convertible into shares, issued by the Company.
§ 4 — The making of the public tender offer referred to in this article shall not exclude the possibility of another shareholder of the Company making a competing public tender offer, pursuant to applicable regulations.
§ 5 — The Acquiring Shareholder shall comply with any requests or requirements made by the CVM within the time periods imposed in applicable regulations.
§ 6 — The public tender offer shall comply with the following principles and procedures in addition to those expressly provided for in art. 4 of CVM Instruction 361/02:
I. it shall be directed to all shareholders of the Company without distinction;
II. it shall be carried out by auction on BOVESPA;
III. it shall be carried out so as to ensure fair treatment of all shareholders, giving them sufficient information on the Company and the offeror, and providing them with the elements necessary to make an informed and independent decision to accept, or not, the public tender offer;
IV. it shall be unalterable and irrevocable after publication of the offer notice, pursuant to CVM Instruction 361/02;
V. it shall be accompanied by an evaluation report on the Company, prepared by an independent institution of international reputation, with proven experience in the economic/financial evaluation of publicly-held companies, in accordance with the criteria set out in art. 8 of CVM Instruction 361/02.
§ 7 — In the event that the Acquiring Shareholder fails to comply with the obligations imposed by this article, including any failure to comply with the time period for (i) requesting Anatel’s authorization to make the public tender offer; (ii) making the public tender offer; or (iii) responding to any request or requirement made by the CVM, the Board of Directors of the Company shall call an Extraordinary General Shareholders’ Meeting, at which the Acquiring Shareholder shall be barred from voting, to decide on the suspension of the Acquiring Shareholder’s rights, in accordance with the provisions of these Bylaws.
§ 8 — For the purposes of determining whether the 19.9% limit referred to in the introductory paragraph of this article has been exceeded, involuntary increases in shareholdings resulting from cancellation of treasury shares shall not be included.
§ 9 — In the event that the Acquiring Shareholder acquires, through the public tender offer contemplated in this article, shares or shareholder rights representing more than 50% of the Company’s capital, the limitation on the number of votes established in art. 4 (III) and art. 12 shall cease to apply.
CHAPTER IX
BYLAWS REQUIRED UNDER THE NOVO MERCADO REGULATIONS
Art. 49 — For so long as the Company has Diffuse Control, as defined in the Novo Mercado Listing Regulations, whenever the Shareholders in any General Meeting approve:
I. cancellation of the Company’s registration as a publicly-held company, the Company shall make a public tender offer for its shares within no more than 60 days from the resolution approving cancellation, provided always that the Company may only acquire shares held by shareholders that voted in favor of cancellation of the Company’s registration at the General Shareholders’ Meeting after it has acquired the shares held by the shareholders which did not vote in favor of the resolution and that have accepted the public tender offer; or
II. the Company’s exit from the Novo Mercado, either by reason of registration of the Company for trading of shares off the Novo Mercado or by reason of a corporate reorganization provided for in art. 51 (b) (ii) of these Bylaws, the shareholders that voted in favor of the resolution at the General Shareholders’ Meeting shall make a public tender offer for the shares of the remaining shareholders of the Company, within no more than 60 days from the resolution that approved the Company’s exit.
§ 1 — In the public tender offer contemplated in this article, the minimum price to be offered shall be equal to the economic value determined in an evaluation report.
§ 2 — The evaluation report referred to in this article shall be prepared by a specialized institution or firm with proven experience, which is independent from the decision-making power of the Company, its management and/or its controlling shareholders, where applicable. The report shall meet the requirements set out in article 8§1 of Law

6404/76 and shall contain a statement of the liability contemplated in article 8§6 of that Law.
§ 3 - The Shareholders in General Meeting shall have exclusive powers to select the specialized institution or firm responsible for determining the economic value of the Company, from a list of three candidates submitted by the Board of Directors. The resolution selecting the institution or firm shall be adopted by an absolute majority, excluding votes cast in blank, of votes cast by holders of outstanding shares in the Company that are present at the General Shareholders’ Meeting. The quorum for doing business at such General Shareholders’ Meeting shall be the presence of shareholders representing at least 20% of the issued and outstanding shares of the Company, at first call, and at second call, the presence of any number of shareholders representing issued and outstanding shares of the Company.
§ 4 - The costs of the evaluation report shall be assumed entirely by the offerors.
Art. 50 — While there is exercise of Diffuse Control power over the Company, and the Company exits the Novo Mercado by reason of failure to comply with obligations under the Novo Mercado Listing Regulations, (i) if the non-compliance results from a resolution adopted by the Shareholders in General Meeting, the public tender offer shall be made by the shareholders that voted in favor of the non-complying resolution; and (ii) if the non-compliance results from an act or omission by the Company’s management, the Company shall, within no more than 60 days from the date on which the resolution in question was adopted, make a public tender offer for cancellation of its registration as a publicly-held company, directed to all shareholders. Should the Shareholders in General Meeting resolve to maintain the Company’s registration as a publicly-held company, the public tender offer shall be made by those shareholders that voted in favor of the resolution, within no more than 60 days from the date on which the resolution was adopted. The public tender offer shall be made by a price at least equal to the economic value to be determined in an evaluation report prepared pursuant to art. 49 §§ 2, 3 and 4 .
Art. 51 — Should there no longer be exercise of Diffuse Control over the Company, the following provisions shall apply:
(a) if the Company’s registration as a publicly-held company is cancelled, the Company or the shareholder or Shareholder Group which has Control over the Company, as that term is defined in the Novo Mercado Listing Regulations, shall make a public tender offer for the shares held by the remaining shareholders, within no more than 60 days from the date on which the resolution in question was adopted, at a price not less than their economic value as determined in an evaluation report prepared in accordance with art. 49 §§2, 3 and 4 above and applicable legislation and regulations; or
(b) if the Shareholders in Extraordinary General Meeting by resolution approve (i) the Company’s exit from the Novo Mercado, so that its shares may be registered off the Novo Mercado; or (ii) a corporate reorganization resulting in a company that is not admitted to trading on the Novo Mercado, the shareholder or Shareholder Group holding Control Power over the Company, as that term is defined in the Novo Mercado Listing Regulations, shall make a public tender offer for the shares held by the remaining shareholders, within no more than 60 days from the date on which the resolution in question was adopted, at a price not less than their economic value as determined in an evaluation report prepared in accordance with art. 49 §§2, 3 and 4 above and applicable legislation and regulations.
Art. 52 — Subject to the provisions of these Bylaws and without prejudice to the provisions of art. 48 above, alienation of Control of the Company, through a single transaction or a series of successive transactions, shall be made subject to a suspensive or resolutory condition to the effect that the party that is to acquire control undertakes to make a public tender offer for the shares held by the remaining shareholders of the Company, in conformity with (i) requirements under Brazilian telecommunications legislation and (ii) the conditions and time periods established under applicable legislation and the Novo Mercado Listing Regulations, such that the remaining shareholders are ensured the same treatment given to the selling controlling shareholder.
§ 1 — The public tender offer referred to above shall also be required:
(i) in the case of an onerous assignment of rights to subscribe shares or other instruments or rights related to securities convertible into shares, which assignment results in the Alienation of Control of the Company; and
(ii) in the case of alienation of control of a company that holds Control Power over the Company and, in that case, the selling controlling shareholder shall be obligated to declare to BOVESPA the value attributed to the Company in the alienation and to attach documentation to evidence that value.
§ 2 — The Company shall not register any transfer of shares to the purchaser of the Control Power, or to any person(s) who hold Control Power, until such time as the purchaser or person(s) have executed the Instrument of Consent by Controlling Shareholders (Termo de Anuência dos Controladores) referred to in the Novo Mercado Listing Regulations.

§ 3 — Subject to the provisions of these Bylaws, the Company shall not register any shareholders’ agreement that contains provisions on the exercise of Control Power until such time as the signatories to the shareholders’ agreement have executed the Instrument of Consent by Controlling Shareholders (Termo de Anuência dos Controladores) referred to in the Novo Mercado Listing Regulations.
Art. 53 — Subject to the provisions of these Bylaws and without prejudice to the provisions of art. 48 above, any existing shareholder of the Company that acquires Control Power over the Company, by reason of a private contract for purchase of shares entered into with a controlling shareholder, involving any number of shares, shall be obligated to:
(i) make the public tender offer referred to in the Novo Mercado Listing Regulations; and
(ii) reimburse shareholders who have brought shares on the stock market in the six months prior to the date of Alienation of Control for the difference between the price paid to the selling controlling shareholder and the price paid on the stock market for shares in the Company within the said six-month period, duly adjusted for inflation.
Art. 54 — A single public tender offer may be made to fulfill more than one of the purposes contemplated in CHAPTERS VII and IX hereof, the Novo Mercado Listing Regulations or regulations issued by the CVM, provided that the procedures for all the types of public tender offer can be made compatible, no injury is suffered by those to whom the offer is directed and, where required under applicable legislation, authorization by the CVM is obtained.
Art. 55 — The Company or the shareholders responsible for making a public tender offer contemplated in these Bylaws, the Novo Mercado Listing Regulations or in regulations issued by the CVM may carry out the offer through the intermediary of any shareholder, third party or, if applicable, the Company. The Company or shareholder, as the case may be, shall not be exempted from the obligation to make the public tender offer until the offer has been concluded in conformity with applicable rules.
CHAPTER X
ARBITRAL FORUM
Art. 56 - The Company, its shareholders, the members of its management and the members of the Fiscal Council undertake to resolve, through arbitration, any and all disputes or controversies between them related to or arising out of, in particular, the application, validity, effectiveness, interpretation, and violation and the consequences of violation of the provisions of Law 6404/76, as amended, the Bylaws of the Company, the rules issued by the National Monetary Council (Conselho Monetário Nacional), the Central Bank of Brazil or the Brazilian Securities Commission, other rules applicable to the functioning of equity markets in general, and the provisions of the Novo Mercado Listing Regulations, the Market Arbitration Chamber Arbitration Regulations (Regulamento de Arbitragem da Câmara de Arbitragem do Mercado) and the Novo Mercado Listing Agreement (Contrato de Participação do Novo Mercado).
CHAPTER XI
TRANSITIONAL PROVISIONS
Art. 57 — The Board of Directors elected on the day these Bylaws are approved shall have a term of office ending at the Ordinary General Shareholders’ Meeting at which the financial statements for the year ending December 31, 2009 are approved. From and after the said Shareholders’ Meeting, the term of the Board of Directors shall be that established in art. 24.
Art. 58 — The Board of Officers elected at the first meeting of the Board of Directors following the day on which these Bylaws are approved shall have a term of office ending at the first meeting of the Board of Directors following the Ordinary General Shareholders’ Meeting at which the financial statements for the year ending December 31, 2009 are approved. From and after the said meeting, the term of the Board of Officers shall be that established in art. 34.
Sole paragraph — Until the Ordinary General Shareholders’ Meeting at which the financial statements for the year ending December 31, 2009 are approved, the favorable vote of a majority of the members of the Board of Directors shall be required to remove members of the Board of Officers.
CHAPTER XI
FINAL PROVISIONS
Art. 59 — The Company’s management shall take such corporate measures as may be necessary to ensure that the bylaws of controlled companies conform to these Bylaws.
Art. 60 — Amounts expressed in Brazilian reais in these Bylaws shall be adjusted for inflation in January of each year in accordance with the variation in the General Market Price Index (IGP/M), or such other index that may replace it, accumulated over the immediately preceding year.